MFS/Sun Life Series Trust

                                 N-SAR Exhibits

                                  SUB-ITEM 77D

Global Asset Allocation Series, Global Growth Series, Global Total Return Series and Mid Cap Growth Series, each series of MFS/Sun Life Series Trust, changed their status from a non-diversified fund and to a diversified fund, as described in the supplement dated August 1, 2002, to the funds' current prospectus, as filed with the Securities and Exchange Commission via EDGAR on August 1, 2002, under Rule 497 of the Securities Act of 1933. Such description is hereby incorporated by reference.

Managed Sectors Series, a series of MFS/Sun Life Series Trust, amended and restated the first paragraph of the "Principal Investment Policies" section of it's prospectus as described in the supplement dated August 5, 2002, to the funds' current prospectus, as filed with the Securities and Exchange Commission via EDGAR on August 9, 2002, under Rule 497 of the Securities Act of 1933. Such description is hereby incorporated by reference.

International Value Series, a series of MFS/Sun Life Series Trust, changed its name from International Investors Trust and amended and restated the "Principal Investment Policies" section of it's prospectus as described in the supplement dated October 15, 2002, to the funds' current prospectus, as filed with the Securities and Exchange Commission via EDGAR on October 15, 2002, under Rule 497 of the Securities Act of 1933. Such description is hereby incorporated by reference.